Exhibit 3 (i)

                                  HSBC USA INC.

                              ARTICLES OF AMENDMENT

      HSBC USA Inc., a Maryland corporation (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The charter of the Corporation is hereby amended by striking out the first paragraph of Article FIFTH of the Articles of Incorporation and inserting in lieu thereof the following:

            "FIFTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 190,999,000 shares, of which 40,999,000 shares shall be shares of Preferred Stock without par value (hereinafter called "Preferred Stock") and 150,000,000 shares shall be shares of Common Stock of the par value of FIVE DOLLARS ($5.00) per share (hereinafter call "Common Stock") having an aggregate par value of SEVEN HUNDRED FIFTY MILLION dollars ($750,000,000)."

      SECOND: The Board of Directors of the Corporation, at a meeting held on March 28, 2005, duly adopted a resolution in which was set forth the foregoing amendment to the charter, declaring that said amendment of the charter as proposed was advisable and directing that it be submitted for action thereon by the sole holder of the common stock of the Corporation.

      THIRD: The amendment of the charter of the Corporation as hereinabove set forth was approved by the sole holder of the common stock of the Corporation by written consent in lieu of a meeting dated March 30, 2005 in accordance with Sections 2-505 and 2-604 of the Maryland General Corporation Law and Article II,
Section 9 of the bylaws of the Corporation.

      FOURTH: (a) As of immediately before this amendment, the total shares of all classes of stock which the Corporation was authorized to issue is 169,999,000 shares, divided into 19,999,000 shares of Preferred Stock without par value and 150,000,000 shares of Common Stock with the par value of Five Dollars ($5.00) per share having an aggregate par value of Seven Hundred Fifty Million Dollars ($750,000,000).

      (b) As amended, the total number of shares of all classes of stock which the Corporation has authority to issue is 190,999,000 shares, divided into 40,999,000 shares of Preferred Stock without par value and 150,000,000 shares of Common Stock of the par value of Five Dollars ($5.00) per share having an aggregate par value of Seven Hundred Fifty Million Dollars ($750,000,000).

      (c) A description of each class of stock of the Corporation with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualification and terms and conditions of redemption, of each class of the authorized capital stock as increased, is set forth in the charter of the Corporation, and such description has not been changed by the amendment of the charter of the Corporation herein set forth.

      The undersigned officer, on behalf of the Corporation, acknowledges this instrument to be the corporate act of the Corporation and states under the penalties of perjury that to the best of her knowledge, information and belief the matters and facts herein set forth with respect to approval are true in all material respects.

      IN WITNESS WHEREOF, HSBC USA INC. has caused these presents to be signed in its name and on its behalf on March 30, 2005.

                                        HSBC USA Inc.


                                        By:    /s/ Janet L. Burak
                                               ---------------------------------
                                        Name:  Janet L. Burak
                                        Title: Senior Executive Vice President,
                                               General Counsel and Secretary

Witnessed:


/s/ Laurence Stern
--------------------------------
Name:  Laurence Stern
Title: Assistant Secretary

                                  HSBC USA INC.
                             ARTICLES SUPPLEMENTARY

HSBC USA INC., a Maryland corporation having its principal Maryland office in the City of Baltimore, State of Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has authorized the classification of 27,600,000 of the 40,990,000 shares of Preferred Stock (the "Preferred Stock") that the Corporation now has authority to issue into a series designated the Floating Rate Non-Cumulative Preferred Stock, Series F, and has provided for the issuance of such series.

SECOND: The number of shares and terms of the Floating Rate Non-Cumulative Preferred Stock, Series F, as established by the authorized officers of the Corporation pursuant to authority duly delegated by the Board of Directors, are as follows:

      1. Series F Preferred Stock. 27,600,000 shares of Preferred Stock of the Corporation, without par value, are hereby constituted as the original number of shares of a series of Preferred Stock designated as Floating Rate Non-Cumulative Preferred Stock, Series F (the "Series F Preferred Stock"). The Series F Preferred Stock is issuable in whole shares only. The Series F Preferred Stock shall be of a stated value of $25 per share. The term "Charter" when used herein shall include the Corporation's Articles of Incorporation and all amendments and supplements thereto.

      2. Dividends. (i) Holders of shares of Series F Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof out of funds of the Corporation legally available for payment, non-cumulative cash dividends at the Applicable Rate (as defined below). Dividends on the Series F Preferred Stock shall accrue from the date of original issuance and shall be payable quarterly, in arrears, on the first day of January, April, July and October of each year, with the first such dividend being payable on July 1, 2005 (each a "dividend payment date"); provided, that the first dividend shall accrue, without interest, from and including the date of original issuance of the Series F Preferred Stock to but excluding July 1, 2005 (the "Initial Period"), and will be payable on July 1, 2005; provided further, that if any date on which dividends would otherwise be payable is not a New York business day, then the dividend payment date will be the next succeeding New York business day, unless such day falls in the next calendar month, in which case the dividend payment date will be the immediately preceding New York business day. "New York business day" means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed. Dividends on shares of the Series F Preferred Stock shall be non-cumulative and shall accrue (whether or not earned or declared) on a daily basis, without interest, from and including the previous dividend payment date to but excluding the current dividend payment date (for avoidance of doubt, in each case as such dividend payment date may have been postponed or accelerated as aforesaid). Accrued and unpaid dividends shall not bear interest. Dividends shall be payable to holders of record as they appear on the stock books of the Corporation on each record date, which shall be the date, not more than 60 nor less than 10 days preceding each dividend payment date, as shall be fixed by the Board of Directors of the Corporation. Dividends payable on the Series F Preferred Stock shall be computed on the basis of a 360-day year and the actual number of days elapsed. Dividends shall cease to accrue on the Series F Preferred Stock on the date of their earlier redemption pursuant to paragraph 6 below, unless the Corporation shall default in providing funds for the payment of the redemption price on the shares called for redemption pursuant thereto.

      (ii) Notwithstanding paragraph (i) above, if on or prior to any dividend payment date the Board of Directors determines in its absolute discretion that the dividend that would have otherwise been declared and payable on that dividend payment date should not be paid, or should be paid only in part, then the dividend for that dividend period shall, in accordance with such determination, either not be declared and payable at all or only be declared and payable in part. "Dividend period" means the period from and including each dividend payment date to but excluding the next succeeding dividend payment date, except that the initial dividend period will be the period from and including the date of original issue to but excluding July 1, 2005

      (iii) If a dividend on the Series F Preferred Stock is not paid, or is paid only in part, pursuant to paragraph (ii) above, the holders of the Series F Preferred Stock shall have no claim in respect of such non-payment or non-payment in part, as applicable. The Corporation shall have no obligation to pay the dividend accrued for the relevant dividend period or to pay interest thereon, whether or not dividends on the Series F Preferred Stock are declared for any subsequent dividend period.

      (iv) If in any dividend period or, in the case of the Initial Period, from the date of original issuance to but excluding July 1, 2005) dividends at the Applicable Rate per share per annum shall not have been paid or declared and set apart for payment on all outstanding shares of Series F Preferred Stock for such dividend period, the Corporation may not (i) declare or pay any dividends or other distributions (excluding dividends paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock of the Corporation or shares of any other capital stock of the Corporation ranking junior to the Series F Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation) or set funds apart for payment on the Common Stock or on any other capital stock of the Corporation ranking junior to the Series F Preferred Stock with respect to the payment of dividends, or (ii) purchase, redeem or otherwise acquire any shares of Preferred Stock or any shares of capital stock of the Corporation ranking on a parity with or junior to the Series F Preferred Stock with respect to the payment of dividends, except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series F Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, until the earlier of
(A) the date on which the Corporation next declares and pays (or sets aside funds for payment of) in full dividends on the Series F Preferred Stock at the Applicable Rate per share per annum for any subsequent dividend period or (B) the date on or by which all of the Series F Preferred Stock are either redeemed in full or purchased by or for the account of the Corporation, in each case in accordance with the Charter of the Corporation and the terms of the Series F Preferred Stock; provided, however, that any moneys set aside in trust as a sinking fund payment for any series of Preferred Stock pursuant to the resolutions providing for the issue of shares of such series may thereafter be applied to the purchase or redemption of Preferred Stock of such series whether or not at the time of such application full accrued dividends upon the outstanding Series F Preferred Stock shall have been paid or declared and set apart for payment.

      3. Floating Rate Dividends. Except as provided below in this paragraph, the "Applicable Rate" for any dividend period will be equal to 0.75% above three-month LIBOR (as defined below); provided, however, that the Applicable Rate shall not be less than 3.50% per annum.

      "LIBOR," with respect to a dividend period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London business day immediately preceding the first day of such dividend period. "London business day" means any day other than a Saturday or a Sunday on which dealings in deposits in dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market. The term "Telerate Page 3750" means the display on Bridge Telerate, Inc. on page 3750, or any successor service or page for the purpose of displaying the London interbank offered rates of major banks.

      If LIBOR cannot be determined as described above, the Corporation will select four major banks in the London interbank market. The Corporation will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market approximately 11:00 a.m., London time, on the second London business day immediately preceding the first day of such dividend period. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to any amount that is representative of a single transaction in U.S. dollars in the market at the time.

      If two or more quotations are provided, LIBOR for the dividend period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Corporation will select three major banks in New York City and will then determine LIBOR for the dividend period as the arithmetic mean of the rates quoted by those three major banks in New York City to leading European banks at approximately 3:00 p.m., New York City time, on the second London business day immediately preceding the first day of such dividend period. The rates quoted will be for loans in U.S. dollars for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Corporation are quoting rates, LIBOR for the applicable dividend period will be the same as for the immediately preceding dividend period.

      The Applicable Rate with respect to each dividend period will be calculated as promptly as practicable by the Corporation in accordance with the method described above. The Corporation will cause notice of each Applicable Rate to be enclosed with the dividend payment checks next mailed to the holders of the Series F Preferred Stock.

      4. Voting Rights. (i) Holders of the Series F Preferred Stock shall have no voting rights, either general or special, except as expressly required by applicable law, the Charter and as specified in this paragraph 4.

      (ii) Whenever, at any time or times, dividends payable on the shares of Series F Preferred Stock shall not have been declared and paid for six calendar quarters, whether or not consecutive, then at the next annual meeting of stockholders and at any annual meeting thereafter and at any meeting called for the election of directors, until the date on which the Corporation next declares and pays (or sets aside funds for payment of) in full dividends on the Series F Preferred Stock at the Applicable Rate per share per annum for any subsequent dividend period, the holders of the Series F Preferred Stock either alone or together with the holders of one or more other series of Preferred Stock at the time outstanding that are granted such voting rights, voting as a class, shall be entitled, to the exclusion of the holders of one or more other series or classes of stock having general voting rights, to vote for and elect two additional members of the Board of Directors of the Corporation, and the holders of Common Stock together with the holders of any series or class or classes of stock of the Corporation having general voting rights and not then entitled to elect two members of the Board of Directors pursuant to this paragraph 4 to the exclusion of the holders of all series then so entitled, shall be entitled to vote and elect the balance of the Board of Directors. In such case, the Board of Directors of the Corporation shall, as of the date of the annual meeting of stockholders or at any meeting called for the election of directors aforesaid, be increased by two directors. The rights of the holders of the Series F Preferred Stock to participate (either alone or together with the holders of one or more other series of Preferred Stock at the time outstanding that are granted such voting rights) in the exclusive election of two members of the Board of Directors of the Corporation pursuant to this paragraph 4 shall continue in effect until the date on which the Corporation next declares and pays (or sets aside funds for payment of) in full dividends on the Series F Preferred Stock at the Applicable Rate per share per annum for any subsequent dividend period. At elections for such directors, each holder of Series F Preferred Stock shall be entitled to one-half vote for each share of Series F Preferred Stock held of record on the record date established for the meeting. The holders of Series F Preferred Stock shall have no right to cumulate such shares in voting for the election of directors. At the annual meeting of stockholders next following the termination (by reason of the payment of all accumulated and defaulted dividends on such stock or provision for the payment thereof by declaration and setting apart thereof) of the exclusive voting power of the holders of Series F Preferred Stock and the holders of all other series of Preferred Stock that have been entitled to vote for and elect such two members of the Board of Directors of the Corporation pursuant to this paragraph 4, the terms of office of all persons who may have been elected directors of the Corporation by vote of such holders shall terminate and the two vacancies created pursuant to this paragraph 4 to accommodate the exclusive right of election conferred hereunder shall thereupon be eliminated and the Board of Directors shall be decreased by two directors.

      (iii) So long as any shares of Series F Preferred Stock remain outstanding, the affirmative vote of the holders of at least two-thirds of the shares of Series F Preferred Stock outstanding at the time given in person or by proxy, at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

            (a) The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of Preferred Stock) ranking prior (as set forth in paragraph 5(a)) to the Series F Preferred Stock, or

            (b) The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of Preferred Stock) ranking on a parity (as set forth in paragraph 5(b)) with the Series F Preferred Stock unless the Articles Supplementary or other provisions of the Charter creating or authorizing such class or series shall provide that if in any case the stated dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full on the Series F Preferred Stock and all outstanding shares of stock ranking on a parity with the Series F Preferred Stock (the Series F Preferred Stock and all such other stock being herein called "Parity Stock"), the shares of all Parity Stock shall share ratably (x) in the payment of dividends, including accumulations (if any) in accordance with the sums that would be payable on all Parity Stock if all dividends in respect of all shares of Parity Stock were paid in full and (y) on any distribution of assets upon liquidation, dissolution or winding up of the Corporation in accordance with the sums that would be payable in respect of all shares of Parity Stock if all sums payable were discharged in full, or

            (c) The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Charter of the Corporation, including these Articles Supplementary, which would materially and adversely affect any right, preference, privilege or voting power of the Series F Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized Preferred Stock or the Corporation's Series A and Series B Dutch Auction Rate Transferable Securities Preferred Stock, the Adjustable Rate Cumulative Preferred Stock, Series D, the $1.8125 Cumulative Preferred Stock, the $2.8575 Cumulative Preferred Stock or the Series F Preferred Stock, or any other capital stock of the Corporation, or the creation and issuance of other series of Preferred Stock, including convertible Preferred Stock, or any other capital stock of the Corporation, in each case ranking on a parity with or junior to the Series F Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to affect materially and adversely such rights, preferences, privileges or voting powers.

      (iv) So long as any shares of Series F Preferred Stock remain outstanding and notwithstanding any provision of the Charter of the Corporation requiring a lesser percentage, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the votes of all Parity Stock entitled to vote outstanding at the time, given in person or by proxy, by resolution duly adopted at a meeting at which a quorum was present and acting and at which the holders of Series F Preferred Stock (alone or together with the holders of one or more other series of Parity Stock at the time outstanding and entitled to vote) vote separately as a class, (a) directly or indirectly, sell, transfer or otherwise dispose of, or permit HSBC Bank USA, National Association (the "Bank") or any other subsidiary of the Corporation, to issue, sell, transfer or otherwise dispose of any shares of voting stock of the Bank, or securities convertible into or options, warrants or rights to acquire voting stock of the Bank, unless after giving effect to any such transaction the Bank remains a Controlled Subsidiary (as hereinafter defined) of the Corporation or of a Qualified Successor Company (as hereinafter defined); (b) merge or consolidate with, or convey substantially all of its assets, to any person or corporation unless the entity surviving such merger or consolidation or the transferee of such assets is the Corporation or a Qualified Successor Company; or (c) permit the Bank to merge, consolidate with, or convey substantially all of its assets to, any person or corporation unless the entity surviving such merger or consolidation or the transferee of such assets is a Controlled Subsidiary of the Corporation or of a Qualified Successor Company, except in any of the foregoing cases as required to comply with applicable law, including, without limitation, any court or regulatory order. The term "Qualified Successor Company" shall mean a corporation (or other similar organization or entity whether organized under or pursuant to the laws of the United States or any state thereof or of another jurisdiction) which (i) is or is required to be a registered bank holding company under the United States Bank Holding Company Act of 1956, as amended, or any successor legislation, (ii) issues to the holders of the Series F Preferred Stock in exchange for the Series F Preferred Stock shares of preferred stock having at least the same relative rights and preferences as the Series F Preferred Stock (the "Exchanged Stock"), (iii) immediately after such transaction has not outstanding or authorized any class of stock or equity securities ranking prior to the Exchanged Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, and (iv) holds, as a Controlled Subsidiary or Subsidiaries, either the Bank or one or more other banking corporations which, collectively, immediately after such transaction hold substantially all of the assets and liabilities which the Bank held immediately prior to such transaction (which may be in addition to other assets and liabilities acquired in such transaction). "Controlled Subsidiary" shall mean any corporation at least 80% of the outstanding shares of voting stock of which shall at the time be owned directly or indirectly by the Corporation or a Qualified Successor Company. In connection with the exercise of the voting rights contained in this paragraph 4(iv), holders of all series of Parity Stock which are granted such voting rights shall vote as a class, and each holder of Series F Preferred Stock shall have one-half vote for each share of stock held, and each other series shall have such number of votes, if any, for each share of stock held as may be granted them.

      The foregoing voting provisions shall not apply as to any shares of Series F Preferred Stock if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series F Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust in accordance with paragraph 6 to effect such redemption.

      5. Rank. For the purposes of these Articles Supplementary, any class or classes of stock of the Corporation shall be deemed to rank:

            (a) prior to the Series F Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series F Preferred Stock;

            (b) on a parity with the Series F Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation preference per share thereof be different from those of the Series F Preferred Stock, if the holders of such class of stock and the Series F Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation preference, without preference or priority one over the other; and

            (c) junior to the Series F Preferred Stock, either as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, or both, if such class shall be Common Stock or if the holders of the Series F Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in preference or priority to the holders of stock of such class or classes.

      The Series F Preferred Stock shall rank prior, as to dividends and upon liquidation, dissolution or winding up, to the Common Stock and on a parity with the Corporation's Series A and Series B Dutch Auction Rate Transferable Securities Preferred Stock, the Adjustable Rate Cumulative Preferred Stock, Series D, the $1.8125 Cumulative Preferred Stock and the $2.8575 Cumulative Preferred Stock.

      6. Optional Redemption. The shares of the Series F Preferred Stock may be redeemed on or after April 7, 2010, at the option of the Corporation, for cash, on at least 30 but not more than 60 days' notice at any time or from time to time, as a whole or in part, at $25 per share, plus, in each case, dividends accrued but unpaid for the then-current dividend period to the redemption date (whether or not earned or declared). The Series F Preferred Stock will not be subject to any sinking fund or other obligation of the Corporation to purchase or redeem the Series F Preferred Stock.

      Any such redemption may be effected only with the prior approval of the Federal Reserve Board and the Financial Services Authority of the United Kingdom (unless at such time it is determined that such approval is not required).

      If fewer than all outstanding shares of the Series F Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Corporation and such shares will be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid the redemption of fractional shares) or by lot in a manner determined by the Board of Directors of the Corporation.

      Notwithstanding the foregoing, if the full dividends on all outstanding shares of Series F Preferred Stock for the then-current dividend period have not been paid or declared and a sum sufficient for payment set aside, no Series F Preferred Stock shall be redeemed unless all outstanding Series F Preferred Stock is simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any Series F Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series F Preferred Stock pursuant to a purchase or exchange offer so long as such offer is made on the same terms to all holders of the Series F Preferred Stock.

      Notice of redemption shall be given by mailing the same to each record holder of the Series F Preferred Stock not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, at the address of such holder as the same shall appear on the stock books of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series F Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares of Series F Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holders' exchange rights, if any, as to such shares, shall terminate. If fewer than all the shares of the Series F Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series F Preferred Stock to be redeemed from each such holder.

      If notice of redemption of any shares of the Series F Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation separate and apart from its other funds, in trust for the pro rata benefit of the holders of any shares of Series F Preferred Stock so called for redemption, from and after the redemption date for such shares, dividends on such shares shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price) shall cease. Upon surrender, in accordance with such notice, of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Corporation. If fewer than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of 90 days from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

      7. Liquidation. (i) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series F Preferred Stock shall be entitled, whether from capital or surplus, before any assets of the Corporation shall be distributed among or paid over to holders of Common Stock or any other class or series of stock of the Corporation junior to the Series F Preferred Stock as to preference in respect to liquidation, dissolution or winding up, to be paid the amount of $25 per share (the "liquidation preference") of the Series F Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon for the then-current dividend period (whether or not earned or declared) to and including the date of final distribution. The holders of the Series F Preferred Stock will not be entitled to receive the liquidation preference until the liquidation preference of any other class of stock of the Corporation ranking senior to the Series F Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefore sufficient to provide for payment) in full. After any such liquidation preference payment, the holders of the Series F Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

      (ii) If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make such full payments to the holders of the Series F Preferred Stock and the holders of any Preferred Stock ranking as to liquidation, dissolution or winding up on a parity with the Series F Preferred Stock, then such assets shall be distributed among the holders of the Series F Preferred Stock ratably in accordance with the respective amounts which would be payable on such shares of Series F Preferred Stock and any other such Preferred Stock if all amounts thereon were paid in full.

      (iii) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the merger or consolidation of any other corporation into or with the Corporation nor a reorganization of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

      8. Parity Stock. So long as any shares of Series F Preferred Stock shall remain outstanding, in case the stated dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full with respect to all outstanding shares of Parity Stock, all such shares shall share ratably (x) in the payment of dividends, including accumulations (if any) in accordance with the sums which would be payable in respect of all


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outstanding shares of Parity Stock if all dividends were paid in full and (y) in any distribution of assets upon liquidation, dissolution or winding up of the Corporation, in accordance with the sums which would be payable in respect of all outstanding Parity Stock if all sums payable were discharged in full.

      9. Certain Definitions. (i) The term "outstanding," when used in reference to shares of stock, shall mean issued shares, excluding shares reacquired by the Corporation.

      (ii) The amount of dividends "accrued" on any share of Series F Preferred Stock as at any quarterly dividend payment date, shall be deemed to be the amount of any unpaid dividends accumulated thereon (if any) from and including the preceding quarterly dividend payment date to and including the end of the day preceding such quarterly dividend payment date; and the amount of dividends "accrued" on any share of Series F Preferred Stock as at any date other than a quarterly dividend payment date, shall be calculated as the amount of any unpaid dividends accumulated thereon (if any) from and including the preceding quarterly dividend payment date to and including the date as of which the calculation is made, calculated in accordance with the provisions of paragraph 2.

      10. Exclusion of Other Rights. Unless otherwise required by law, shares of the Series F Preferred Stock shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein, in the Charter or as provided by applicable law.

      11. Notice. All notices or communications unless otherwise specified in the Bylaws of the Corporation or these Articles Supplementary shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.

      12. Interpretation or Adjustment By Board of Directors. The Board of Directors of the Corporation may, consistent with Maryland law, interpret or adjust the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification which does not adversely affect the rights of beneficial owners of the Series F Preferred Stock, and if such inconsistency or ambiguity reflects any typographical error, error in transcription or other error, the Board of Directors may authorize the filing of a Certificate of Correction.

THIRD: The shares of Series F Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter of the Corporation.

FOURTH: The terms and provisions of the Series F Preferred Stock as set forth in these Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.


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      IN WITNESS WHEREOF, HSBC USA Inc. has caused these presents to be signed in its name and on its behalf by its authorized officer and its corporate seal to be hereunto affixed and attested by its Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation and state under the penalties of perjury that to the best of their knowledge, information and belief the matters and facts therein set forth with respect to approval are true in all material respects, all on March 30, 2005.

                                         HSBC USA Inc.


                                         By:    /s/ Janet L. Burak
                                                --------------------------------
                                         Name:  Janet L. Burak
                                         Title: Senior Executive Vice President,
                                                General Counsel and Secretary

Attest:


/s/ Laurence Stern
----------------------------
Name:  Laurence Stern
Title: Assistant Secretary


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